EMPLOYMENT, NON-COMPETITION AND PROPRIETARY RIGHTS AGREEMENT

THIS EMPLOYMENT NON-COMPETITION AND PROPRIETARY RIGHTS AGREEMENT (the "Agreement") is effective as of the 24 day of October, 2014, by and between EMERGENT HEALTH CORP., a Nevada corporation (the "Company"), and FRANCIS P. MAGLIOCHETTI (the "Employee").

RECITALS:

A. The Company is engaged in the sale of nutraceutical products.

B. The Company is desirous of employing Employee as the Manager of Worldwide New Business Development.

C. NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. Employee is employed as Chief Executive Officer (CEO). Employee shall report to the Board of Directors of the Company.

1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the acceptance and performance of the obligations under this Agreement.

Employee accepts the employment described in Article I of this Agreement and agrees to devote his exclusive full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Notwithstanding the foregoing, Employee may: (i) serve on the board of directors of other entities or serve in any capacity with any hobby, avocation, civic, educational, religious, professional or charitable activity or organization provided that such service does not materially interfere or conflict with his duties hereunder; and (ii) make and manage personal investments of his choice. Employee shall comply with and be bound by the Company's operating policies, procedures and practices in effect from time to time during the terms of his employment.

1.3 Scheduled Work Week. Employee's regularly scheduled work week shall consist of five (5) days (Monday through Friday) from 9:00 a.m. to 5:00 p.m., subject to such additional time if necessary to fulfill duties reasonably assigned to Employee.

ARTICLE II
TERM

2.1 Term. The term of employment under this Agreement shall be three (3) year, commencing as of the date of the Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term"), which Employment Term shall automatically renew for additional three (3) year periods unless terminated by Employee..

2.2 Termination. The Employment Term and Employment of Employee may be terminated as follows:

(a) Automatically, without the action of either party, upon the death of the Employee.

(b) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he is unable, by reason of accident or illness or mental disability, to substantially perform his employment duties for a period of three (3) months during any period of twelve (12) consecutive months. The determination of whether a Total Disability has occurred shall be based on the determination of a physician selected by the Company. Nothing herein shall limit the Employee's right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Employee shall continue to receive his full compensation (including base salary and bonus) and benefits.

(c) By the Employee upon thirty (30) days' written notice to the Company.

(d) Upon expiration of the Employment Term should Employee not elect to continue in the employment of the Company for the next successive renewal term.

(e) By the Company "Without Cause," and without notice which shall mean a termination of the Employee's employment by the Company other than pursuant to the provisions of Section 2.2(a), Section 2.2(b) and Section 2.2(f) hereof or by virtue of the Company not renewing the term of this Agreement at a time where Employee is ready, willing and able to renew the term of this Agreement.. Any termination of Employee which occurs within six months of a "Change in Control" of Company and other than for "Cause," shall be deemed a termination Without Cause. For purposes of this Agreement, a "Change in Control" occurs when there is: (a) a sale of substantially all of the assets of the Company; (by any person or entity that is not a shareholder of the Company as of the date of this Agreement, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the Company's outstanding securities; (c) the approval of a merger, sale or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger consolidation; or (d) the shareholders and/or board of directors of the Company approve a plan of liquidation, dissolution or winding up of the Company.

(f) By the Company for "Cause" (as defined below).

2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to: (i) the receipt of a full and unconditional release from Employee; and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of termination of his employment in full satisfaction of any obligation to Employee for termination of this Agreement:

(a) Voluntary Termination/Termination For Cause. Upon: (i) termination of the Employee's employment for "Cause" pursuant to Sections 2.2(f); or (ii) Employee's resignation; or (iii) the expiration of the Employment Term, because the Employee elects not to extend the Employment Term, Employee shall be entitled to receive his base salary, bonus, benefits and expense reimbursements solely through the date of his remaining term of his entire employment agreement duration.

(b) Death/Total Disability. Subject to the terms of Section 2.4(d) below, upon the termination of the Employment Term by reason of the death or Total Disability of the Employee, pursuant to Sections 2.2(a) or (b), the Employee (or, in the case of death, his estate) shall be entitled to receive his base salary through the date of death or determination of Total Disability and to the end of his employment agreement. If there is less than 12 months remaining on the agreement the continuation of full compensation for the greater of the duration of the remaining entire employment agreement or 12 months.

(c) Without Cause. Subject to the terms of Section 2.4(d) below, if Employee's employment is terminated Without Cause, pursuant to Section 2.2(e), Employee will be entitled to receive his base salary through the date of termination plus the greater of the remaining entire employment agreement or eighteen (18) months additional salary to be paid out over the ensuing eighteen (18) month period in accordance with the Company's normal payroll practice (subject to applicable withholding tax).

(d) .Stabilization or Change in Control. For purposes hereof, "Stabilization" shall be deemed to exist as of any point in time in the event that the earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12 full months immediately preceding the month in which Employee's employment is terminated, exceeds $200,000. If as of the date of termination of Employee's employment the Company has not achieved Stabilization, then Notwithstanding anything to the contrary contained herein, except as provided in Section 2.4(e) below, the sole compensation Employee shall be entitled to receive from the Company for termination of this Agreement shall be the receipt of his base salary, bonus, benefits and expense reimbursements through the date of termination. In addition, notwithstanding anything to the

contrary contained herein, until such point in time that the Company has either raised at least $1,000,000 of additional capital (by debt and/or equity financing) or has achieved Stabilization (such point in time being the "Cash Stabilization Point"), it shall not be obligated to pay the full salary called for hereunder, and at the option of the Board of Directors of the Company, the Company can accrue the unpaid portion of the salary or waive the obligation to pay salary, provided: (i) in no event shall the Company pay less than 20% of the salary called for hereunder (the percentage of base salary being paid from time to time being the "Payment Percentage" and the percentage of base salary being accrued being the "Accrual Percentage"), and as of the date of this Agreement, until otherwise determined by the Board of Directors of the Company, the Payment Percentage shall be 20%;

(e) Termination Compensation in Event of Change in Control. Notwithstanding anything to the contrary contained in this Agreement, in the event that following a Change in Control Employee's employment is terminated due to death, total disability or Without Cause pursuant to Sections 2.2(a), 2.2(b) or 2.2(e), respectively, then Employee (or his estate) will be entitled to receive his base salary and existing health plans coverage over the next ensuing sixty (60) month period in accordance with the Company's normal payroll practice (subject to applicable withholding tax).

2.5 Business Expenses.

(a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and relocation expenses as required. The reimbursement of business expenses will be governed by the policies for the Company and the terms otherwise set forth herein. Notwithstanding anything to the contrary contained herein, as it relates to automobile expenses (lease or use of vehicle, gas and maintenance), cell phone expenses and internet expenses, the Company shall pay Employee an $900 per month automobile allowance to cover all of such expenses and Employee shall be responsible for paying those expenses directly.

(b) Accounting. The Employee shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefore.

2.6 Termination for "Cause." For purposes of this Agreement, "Cause" for Employee's termination will exist if the Company terminates Employee's employment for any of the following reasons: (i) Employee fails to substantially perform his duties hereunder (other than any such failure due to his physical or mental illness), and such l failure is not remedied within ten (10) business days after written notice from the Company's board of directors, which written notice shall state that failure to remedy such conduct may results in an involuntary termination for Cause; (ii) Employee engages in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement) that has caused or is reasonably expected to

result in material injury to the Company or any of its Affiliates; (iii) Employee is convicted of or enters a plea of guilty or nolo contendere to a: (A) crime that materially adversely affects his ability to perform his duties on behalf of the Company; or (B) felony; (iv) Employee engages in alcohol or substance abuse which adversely affects his ability to perform his duties; or (v) Employee willfully breaches any of his obligations hereunder or under any other agreement between himself and the Company, and such willful breach is not remedied within ten (10) business days after written notice from the Company's board of directors, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause..

ARTICLE III
COMPENSATION AND BENEFITS

3.1 Compensation. During Employee's employment, the Company shall pay Employee such salary, bonus and other benefits and awards as set forth on Exhibit A.

3.2 Payment. Except as otherwise provided herein, all compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

3.3 Vacation. The Employee shall be entitled to receive four (4) weeks of personal time off ("PTO") each year of the Employment Term (prorated for fractional years).

3.4 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, insurance, disability income, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible or for which all executives in general are eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.

ARTICLE IV
CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETE AND QUIT CLAIM AGREEMENT

4.1 Non-Disclosure of Confidential Information. Employee hereby acknowledges and agrees that, as of a result of the employment hereunder, Employee will acquire, develop, and use information that is not generally known to the public or to the Company's industry, including but not limited to, certain records, phone locations, documentation, software programs, email and mobile strategies, price lists, customer lists, contract prices for the Company's services, business plans and prospects of the Company, equipment configurations, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its affiliates, and other similar matters, as well as any information disclosed to the Company by any third party under which the Company has a confidentiality obligation to the third party (all such information pertaining to the Company, its affiliates or disclosed to Company under confidentiality from third parties being hereinafter referred to as "Confidential Information"). Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its affiliates and that the restrictions and

agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

(a) Employee will not, while employed by the Company or for three years thereafter, directly or indirectly, except in connection with Employee's performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or its "Affiliates" (as hereinafter defined), divulge to any person, firm, corporation, limited liability company, or organization, other than the Company or its Affiliates (hereinafter referred to as "Third Parties"), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

(b) Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, notes, records, keys, disks data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates or abstracts therefrom, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company or its Affiliates which is in his possession or control.

4.2 Non-Solicitation Covenant. Employee hereby covenants and agrees that while employed by the Company and for a period of two (2) years following the termination of the Employee's employment with the Company for any reason, Employee shall not: (i) directly or indirectly, endeavor to entice away from the Company or its Affiliates any person, firm, corporation, limited liability company or other entity that was a customer of the Company at any time while Employee was an employee of the Company or its Affiliates or who is a "prospective vendor or customer" of the Company; or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to otherwise perform services directly or indirectly for others, or in any way interfere with the relationship between any such employee and the Company or its Affiliates. For purposes hereof, "prospective vendor or customer" shall mean any person or entity which has been solicited for business by Employee or any officer or other employee of the Company or its Affiliates at any time during Employee's employment.

4.3 Non-Competition Covenant. Employee acknowledges that the covenants set forth in this Section 4.3 are reasonable and are granted in part in consideration of the new management team of the Company to join the Company and arrange for Employee to be a substantial shareholder. Employee also acknowledges that the enforcement of the covenants set forth in this Section 4.3 will not preclude Employee form being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. Employee hereby agrees that he shall not, during his employment and for a period of two (2) years after the end of his employment directly or indirectly, engage in any proprietorship, partnership, firms trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, manager, lessor, lessee, or otherwise) that competes with the Company in the Business of the Company in the Restricted

Territory (as defined herein), other than acquiring an ownership interest in a company listed on a recognized Stock exchange in an amount which does not exceed five percent (5%) of the outstanding Stock of such corporation. For purposes of this Agreement: (i) the term "Business of the Company" shall include all business activities and ventures in which the Company is engaged in from time to time, including but not limited to the sale of nutraceutical products; and (ii) the term "Restricted Territory" means any state in the United States of America.

4.4 Remedies.

(a) Injunctive Relief. Employee expressly acknowledges and agrees that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 could cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are reasonable in order to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2, or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article IV shall survive the termination of Employee's employment.

(b) Enforcement: It is the desire of the parties that the provisions of Sections 4.1, 4.2, or 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete there from such portions so adjudicated; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

(c) Legal Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the other party of reasonable legal fees and costs.

4.5 Company. All references to the Company in this Article IV shall include "Affiliates" of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

4.6 Quit Claims. By execution of this Agreement, Employee: (i) assigns and quit claims to the Company all right, title and interest as relates to the Business of the Company in any patentable or potentially patentable invention or design within the meaning of Title 35 of the United States Code, and any utility or design created or discovered by the Employee during the course of his employment with the Company; and (ii) agrees that if during the course of his employment by the Company, he discovers, invents or produces, without limitation, any

information, formulae, product, device, software, system, technique, drawing, program or process, which is a "trade secret" within applicable law or deemed to be such in the opinion of the Company's board of directors, such information formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in: (A) protecting the value and secrecy of any such trade secrets, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company; and (B) Employee designates the Company his attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company.

Notwithstanding anything to the contrary herein, this Agreement does not apply to any invention ("Employee Owned Invention(s)") for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless: (a) the invention relates: (i) to the Business of the Company; or (ii) to the Company's actual research or development; or (b) the invention results from any work performed by the Employee for the Company. Except as noted on the signature page hereof, Employee claims no right in any inventions as of the date hereof.

ARTICLE V
MISCELLANEOUS

5.1 Notices. All notices or other communications required or permitted hereunder shall be in writing addressed to the last known address of the Party entitled to notice and shall be deemed given, delivered and received: (a) when delivered, if delivered personally; (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

To Employee at: The address set forth on the signature page hereof.

To Company at: Emergent Health Corp.
2424 N. Federal Highway Suite 257
Boca Raton, Florida

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

5.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b) above, no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

5.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company.

5.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

5.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement. If any part of any covenant is unenforceable or the making of any covenant hereunder is unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified this Agreement, as so modified, shall be binding upon the parties as if originally set forth herein.

5.6 Arbitration. If there is any dispute between the parties concerning any matter relating to this Agreement, the exclusive basis for adjudication of this Agreement (except with respect to the performance of the covenants and obligations as set forth in Article IV above) shall be by arbitration as detailed herein. Either party may submit the dispute to binding arbitration. Any such arbitration proceeding will be conducted in Cook County, Illinois and except as otherwise provided in this Agreement, will be conducted under the auspices of JAMS/Mediation, Inc., in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances. The arbitrator shall determine which party, if either, prevailed and shall award the prevailing party its costs. Each party will bear his, her or its respective attorneys' fees. The award and decision of the arbitrator shall be conclusive and binding on all parties to this Agreement and judgment on the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would be applicable in a court of law to the controversy or claim which is the subject of any arbitration proceeding initiated under the Agreement. The parties further agree that they are entitled in any arbitration proceeding to the entry of an order, by a court of competent jurisdiction pursuant to an opinion of the arbitrator, for specific performance of any of the requirements of this Agreement.

In any action to enforce any of the provisions of Article IV hereof, the action shall be litigated in the state or federal courts situated in Palm Beach County, Florida, to which jurisdiction and venue all parties consent. Each party hereby waives his, her or its right to trial by jury with respect to such action and agrees that the prevailing party such action shall be entitled to reimbursement from the other party of his, her or its legal fees and costs incurred in

connection with such actions. Company shall be entitled to injunctive relief, without the necessity of posting bond to remedy any breach of any of the terms of Article IV of this Agreement by Employee.

5.7 Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Florida.

5.8 Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail attachment in PDF format, each of which will be deemed an original and all of which together will constitute one and the same instrument.

5.9 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

5.10 Survival. Employee's obligations under Article IV hereof shall survive any termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

COMPANY:

EMERGENT HEALTH CORP.

By: Stephen A. Hussey

Name: Stephen A. Hussey

Title: Chief Executive Officer for Emergent Health Corp

Dated October 24, 2014

1300952

EMPLOYEE:

FRANCIS P. MAGLIOCHETTI

Address: 4734 Wildwood Dr.
Delray Beach, FL 33445

Employee Owned Inventions: None

Dated 10.24.14

EXHIBIT A

COMPENSATION

1. Base Salary. $250,000.00 per annum, subject to increase in the sole discretion of the Board of Directors of the Company.

2. Bonus. Employee shall be entitled to earn an annual bonus up to 100% of his Salary upon the completion of the S1 filing and a minimum capital raise of $5 million dollars. Based on agreed to objectives.

3. The Company will be eligible to participate in the employee stock option program. To be further defined based on objectives.

4. Benefits. Employee shall be entitled to receive all offered health benefits (medical, dental, and eye care) for himself and his family, at no additional cost, in an amount not less than the greatest level of coverage offered to other employees in the Company.

5. Employee shall be entitled to for weeks of paid vacation and allowed to carry unused days into future years if not taken and the opportunity to received base weekly or daily pay in for unused days. All vacation payment will follow Articles I and II of this agreement.

6. Employee shall be entitled to be included in any and all professional memberships for Associations, and negotiated business clubs (i.e. Chamber of Commerce, Charitable Boards, Social Clubs in which benefit and contribute toward the business objectives).